Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

dated as of

July 23, 2014

among

ALPINE FUNDING LLC

The Financing Providers Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

SIC ADVISORS LLC,

as Portfolio Manager

Schedules
Schedule 1	Transaction Schedule
Schedule 2	Contents of Approval Request
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	List of Ineligible Persons

Exhibit
Exhibit A	Form of Request for Advance

- ii -

Index of Defined Terms

Account	33
Administrative Agent	1
Advances	1
Adverse Proceeding	24
Affiliate	29
Agent Business Day	2
Agents	37
Agreement	1
Amendment	30
Approval Request	2
Business Day	4
Calculation Period	10
Calculation Period Start Date	10
Change of Control	32
Collateral	34
Collateral Administrator	1
Collateral Agent	1
Collateralized Delayed Funding Commitments	See Schedule 3
Collection Account	33
Company	1
Compliance Condition	4
Credit Risk Parties	30
Custodial Account	33
Default	2
Delayed Funding Term Loan	See Schedule 3
Deliver	34
Eligibility Criteria	2
Eligible Investments	17
ERISA	24
ERISA Affiliate	24
ERISA Event	32
Events of Default	30
Financing Commitment	7
Financing Providers	1
Financings	1
First Lien Loan	4
GAAP	29
Indebtedness	24
Indemnitee	42
Ineligible Investment	3
Ineligible Person	43
Interest Payment Date	18
Interest Proceeds	17
Investment	24
JPMCB	1
Laws	24
Lender	7
Lender Participant	43
LIBO Rate	10
Loan Documents	8
Management Agreement	29
Market Value	5

Market Value Cure	5
Market Value Cure Failure	6
Market Value Cure Period	6
Market Value Event	6
Material Adverse Effect	22
Material Amendment	43
Maturity Date	1
Mezzanine Loan	6
MV Cure Account	33
Nationally Recognized Valuation Provider	6
Net Asset Value	6
New York Collateral	35
Permitted Distribution	29
Permitted RIC Tax Distribution	29
Person	25
Plan	25
Plan Asset Rules	25
Portfolio	1
Portfolio Investments	1
Portfolio Manager	1
Principal Proceeds	18
Proceedings	44
Purchase	1
Purchase Commitment	1
Ramp-Up Period	8
Register	43
Reinvestment Period	1
Related Parties	38
Required Financing Providers	2
Restricted Payment	30
Restricted Security	See Schedule 1
Revolving Credit Facility	See Schedule 3
RIC	30
Sale Agreement	1
Scheduled Termination Date	See Schedule 1
Second Lien Loan	7
Secured Obligations	34
Secured Parties	34
Securities Intermediary	1
Seller	1
Settlement Date	3
Solvent	25
Structured Finance Obligation	See Schedule 3
Subsidiary	25
Synthetic Security	See Schedule 3
Trade Date	2
Transaction Schedule	1
UCC	33
Zero-Coupon Security	See Schedule 3

LOAN AGREEMENT dated as of July 23, 2014 (this “Agreement”) among ALPINE FUNDING LLC, as borrower (the “Company”); SIC ADVISORS LLC (the “Portfolio Manager”); the Financing Providers party hereto; the Collateral Agent party hereto (in such capacity, the “Collateral Agent”); the Collateral Administrator party hereto (in such capacity, the “Collateral Administrator”); the Securities Intermediary party hereto (in such capacity, the “Securities Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Financing Providers hereunder (in such capacity, the “Administrative Agent”).

The Portfolio Manager and the Company wish for the Company to accumulate certain loans and other debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) has agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”). JPMCB, together with its respective successors and permitted assigns, are referred to herein as the “Financing Providers”, and the types of financings to be made available by them hereunder are referred to herein as the “Financings”. For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect.

Furthermore, on or about the date hereof, the Company intends to acquire certain Portfolio Investments pursuant to a Sale and Contribution Agreement (the “Sale Agreement”), dated on or about the date hereof, between the Company and Sierra Income Corporation (the “Seller”).

Accordingly, the parties hereto agree as follows:

ARTICLE I

THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. From time to time during the Reinvestment Period, the Company may acquire Portfolio Investments, or request that Portfolio Investments be acquired for the Company’s account, all on and subject to the terms and conditions set forth herein. Each such acquisition is referred to herein as a “Purchase”, and all Portfolio Investments so Purchased (or Substituted) and not otherwise sold or liquidated are referred to herein as the Company’s “Portfolio”.

As used herein, (a) “Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, July 23, 2017 and (b) “Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable following the occurrence of an Event of Default under Article VII and (3) the date on which a Market Value Event occurs.

SECTION 1.02. Procedures for Purchases, Substitutions and Related Financings.

(a) Timing of Approval Requests. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment be made by it or for its account (a “Purchase Commitment”) or that a Substitution occur, the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent a request (an “Approval Request”) for such Purchase or Substitution. “Agent Business Day” means any day on which commercial banks and foreign exchange markets settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City). Notwithstanding the foregoing, the Portfolio Manager, on behalf of the Company, may not deliver an Approval Request in respect of any Purchase or Substitution from the Seller pursuant to the Sale Agreement, or propose a contribution in connection with a Market Value Cure, on any date that is more than 60 days after the Closing Date if on such date (i) there are outstanding Purchase Commitments which have traded but not settled equal to or greater than 20% (or such greater percentage as the Administrative Agent may agree in its sole discretion) of the Net Asset Value and (ii) the Compliance Condition is not satisfied.

(b) Contents of Approval Requests. Each Approval Request shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c) [reserved].

(d) Right of the Administrative Agent to Reject Approval Requests. The Administrative Agent, shall have the right, on behalf of all Financing Providers, in its sole and absolute discretion, to approve or reject any Approval Request and to request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company (including via electronic mail or other customary electronic messaging system) of its approval or rejection of each Approval Request (and, if accepted, an initial determination of the Market Value for the related Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Approval Request; provided that any Portfolio Investments acquired by the Company pursuant to the Sale Agreement on the date hereof shall be deemed to be approved by the Administrative Agent. With respect to any accepted Approval Request, the Administrative Agent shall promptly forward such request to the Lenders, together with a preliminary indication of the amount and type of Financing that each Lender is being asked to provide in connection therewith. The term “Required Financing Providers” shall mean, at all times, JPMCB.

SECTION 1.03. Conditions to Purchases or Substitutions. No Purchase Commitment, Purchase or Substitution shall be entered into unless each of the following conditions is satisfied (or waived as provided below) as of the date on which such Purchase Commitment is entered into (such Portfolio Investment’s “Trade Date”) or the Company consummates a Substitution (the “Substitution Date”) (and such Portfolio Investment shall not be Purchased and no Substitution shall occur, and the related Financing shall not be required to be made available to the Company by the applicable Financing Providers, unless each of the following conditions is satisfied or waived as of such Trade Date or Substitution Date, as applicable):

(1) the Administrative Agent has consented to such Purchase Commitment or Substitution as provided above, and such Trade Date or Substitution Date is not later than ten (10) Agent Business Days after the date on which such consent is given;

(2) the information contained in the Approval Request accurately describes, in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(3) the proposed Settlement Date for such Portfolio Investment is not later than the earlier of (x) the date that is fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after such Trade Date and (y) the date that is fifteen (15) Business Days after the end of the Reinvestment Period;

(4) no Market Value Event, Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), in each case, has occurred and is continuing, and the Reinvestment Period has not otherwise ended; and

(5) after giving effect to the Purchase or Substitution of such Portfolio Investment and the related provision of Financing (if any) hereunder:

(w) the Compliance Condition is satisfied;

(x) the Concentration Limitations (as defined on Schedule 4) shall be satisfied or, if not satisfied immediately prior to such Purchase Commitment or Purchase, as the case may be, maintained or improved;

(y) the aggregate principal balance of Financings then outstanding will not exceed, for each type of Financing available hereunder, the limit for such type of Financing set forth in the Transaction Schedule; and

(z) the amount of such Financing (if any) shall be not less than U.S.$ 3,000,000.

The Administrative Agent, on behalf of the Financing Providers, may waive any conditions to a Purchase Commitment, Purchase or Substitution, as the case may be, specified above in this Section 1.03 by written notice thereof to the Company, the Collateral Administrator, the Portfolio Manager and the Collateral Agent.

If the above conditions to a Purchase or Substitution are satisfied or waived, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to any applicable Financing Providers and the Collateral Administrator, the date on which such Purchase shall settle (the “Settlement Date” for such Portfolio Investment) and any related Financing shall be provided.

SECTION 1.04. Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), except that, subject to Section 6.02(hh), (i) the Company may make Permitted Distributions and Permitted RIC Distributions permitted by Article VI and (ii) the Company may sell any Portfolio Investment, Ineligible Investment or other asset so long as, (x) after giving effect thereto, no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing and (y) the sale of such Portfolio Investment by the Company shall be on an arm’s-length basis. As used herein, “Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria. The Company may sell any Warranty Portfolio Investment (as defined in the Sale Agreement) to the Seller pursuant to the terms of the Sale Agreement.

Notwithstanding anything in this Agreement to the contrary: (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Portfolio Manager on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Accounts) without the consent of the Administrative Agent, (ii) following the occurrence of a Market Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Financing Providers and at then-current fair market values and in accordance with the Administrative Agent’s standard market practices) and (iii) following the occurrence of a Market Value Event, the Portfolio Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales). None of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager or any other person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate applicable law.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located; provided that, with respect to any LIBOR related provisions herein, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England.

“Compliance Condition” means, on any date of determination, a condition that is satisfied if the (A) the principal amount of then outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled (other than Purchase Commitments which have traded but not settled within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) of the related Trade Date)) minus the amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds is less than or equal to (B) 50% of the Net Asset Value.

“First Lien Loan” means a Portfolio Investment (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the obligor thereof in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) that is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) under applicable law or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit and investments accounts under applicable law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”)

and (2) validly perfected and first priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) in all other collateral under applicable law and (iii) the Portfolio Manager determines in good faith that the value of the collateral securing the loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Market Value Cure” means, on any date of determination, (i) the contribution by the Seller of cash to the Company (which shall be deposited in the MV Cure Account) and/or, with the consent of the Administrative Agent (in accordance with the Sale Agreement), additional Portfolio Investments to the Company and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (iii) any combination of the foregoing clauses (i) and (ii), in each case during the Market Value Cure Period and in an amount such that the Net Asset Value exceeds the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b)(x) the principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled (other than Purchase Commitments which have traded but not settled within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) of the related Trade Date)) minus (y) the amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds; provided that, any Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations (as defined on Schedule 4) shall be satisfied after such contribution or, if not satisfied immediately prior to such contribution, maintained or improved. For the purposes of any request for consent of the Administrative Agent pursuant to clause (i) in the immediately preceding sentence, if the Company notifies the Administrative Agent on the day on which the events set forth in clause (A)(i) of the definition of the term Market Value Event has occurred of its intention to contribute a Portfolio Investment to the Company to cure such event and requests the related consent thereto, the Administrative Agent shall respond to such request no later than one (1) Business Day after such notice is received. In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Portfolio Manager, such assignment will settle within fifteen (15) Business Days thereof. The Portfolio Manager shall use its best efforts to effect any such assignment within such time period.

“Market Value” means, on any date of determination, (i) with respect to any First Lien Loan or Second Lien Loan, the average indicative bid-side price determined by Markit Group Limited or LoanX (or, if the Administrative Agent determines in its sole discretion that such bid price is not available or is not indicative of the actual current market value, the market value of such First Lien Loan or Second Lien Loan as determined by the Administrative Agent in good faith and in a commercially reasonable manner), (ii) with respect to any Collateralized Delayed Funding Commitment, the market value (as determined by the Administrative Agent in good faith and in a commercially reasonable manner ) of the Loan that would be made if such Collateralized Delayed Funding Commitment were fully drawn and advanced and (iii) with respect to any other Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner; provided that, with respect to each Portfolio Investment (other than those determined by reference to Markit Group Limited or LoanX), the Administrative Agent may determine the Market Value thereof more than once per calendar week only if the Market Value of such Portfolio Investment (after such determination) would be less than 95% (or more than 105%) of the then-current Market Value of such Portfolio Investment. Notwithstanding anything to the contrary herein, the Market Value for any Portfolio Investment shall not be greater than the par amount thereof. So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth below.

If the Portfolio Manager disputes the determination of Market Value with respect to any Portfolio Investment, the Portfolio Manager may (with respect to up to three Portfolio Investments per calendar quarter) engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investment and submit evidence of such valuation to the Administrative Agent. Such valuation will be the Market Value for the applicable Portfolio Investment from and after (but not earlier then) delivery of notice of such valuation to the Administrative Agent; provided that the Administrative Agent may determine in good faith and in a commercially reasonable manner that the Market Value for the applicable Portfolio Investment has changed, in which the Administrative Agent may determine another Market Value (in accordance with this definition of Market Value).

The Administrative Agent shall use commercially reasonable efforts to notify the Company and the Portfolio Manager of the then-current Market Value of each Portfolio Investment in the Portfolio once per calendar month or upon the reasonable request of the Portfolio Manager. Any notification from the Administrative Agent to the Company that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure Failure” means the failure by the Company to effect a Market Value Cure as set forth in the definition of such term.

“Market Value Cure Period” means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of the events set forth in clause (A)(i) of the definition of the term Market Value Event and ending at (x) the close of business in New York two (2) Business Days thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.

“Market Value Event” means (A) the occurrence of both of the following events (i) the Administrative Agent shall have determined and notified the Portfolio Manager in writing as of any date that the Net Asset Value does not equal or exceed the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b)(x) the principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) minus (y) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within (i) in the case of a Loan, fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, four (4) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof.

“Mezzanine Loan” means a Portfolio Investment which is unsecured, subordinated debt of a company that represents a claim on such company’s assets which is senior only to that of the equity securities of such company.

“Nationally Recognized Valuation Provider” means (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc. and (vi) Murray Devine; provided that any entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to or removed from this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager (so long as, in the case of any removal, at least three (3) such providers are included in this definition).

“Net Asset Value” means the sum of the Market Value of each Portfolio Investment (both owned and in respect of which there are outstanding Purchase Commitments which have traded but not settled) in the Portfolio that is not (x) an Ineligible Investment or (y) a Portfolio Investment which has traded but not settled (i) in the case of a Loan, within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, within four (4) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof.

“Second Lien Loan” means a Portfolio Investment (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) under applicable law and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral. For the avoidance of doubt, a Second Lien Loan shall not include a Portfolio Investment that satisfies clause (ii)(b) of the definition of First Lien Loan.

SECTION 1.05. Substitutions.

The Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as the Company has submitted an Approval Request and all other applicable conditions precedent set forth in Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution. In no event shall the aggregate outstanding balance of Portfolio Investments in the Portfolio subject to a Substitution, together with the aggregate outstanding balance of Portfolio Investments sold to the Seller by the Borrower (in each case other than in connection with the sale or substitution of a Warranty Portfolio Investment), exceed 20% of the aggregate Financing Commitments in effect during the Reinvestment Period.

ARTICLE II

THE FINANCINGS

SECTION 2.01. Financing Commitments.

Subject to the terms and conditions set forth herein, during the Reinvestment Period each Financing Provider hereby severally agrees to make available to the Company on a revolving basis the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider, in U.S. dollars, in an aggregate amount, for such Financing Provider and such type of Financing, not exceeding the amount of its Financing Commitment for such type of Financing. The Financing Commitments shall terminate on the Maturity Date (or, if earlier, the date of termination of the Financing Commitments pursuant to Article VII). As used herein, “Financing Commitment” means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the commitment of such Financing Provider to provide such type of Financing to the Company hereunder in an amount up to but not exceeding the portion of the applicable financing limit set forth on the Transaction Schedule that is held by such Financing Provider at such time.

A Financing Provider with a Financing Commitment to make Advances hereunder is referred to as a “Lender”.

SECTION 2.02. [reserved].

SECTION 2.03. Financings; Use of Proceeds.

(a) Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 both as of the related Trade Date and Settlement Date, the applicable Financing Providers will make the applicable Financing available to the Company on the date specified in the request submitted by the Portfolio Manager (which shall be no sooner than one (1) Business Day following the date of such request and in any event no later than the related Settlement Date, if applicable, which shall be no sooner than one (1) Business Day following the date of such request) as provided herein.

(b) Except as expressly provided herein, the failure of any Financing Provider to make any Advance required hereunder shall not relieve any other Financing Provider of its obligations hereunder. If any Financing Provider shall fail to provide any Financing to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Financing Provider to satisfy such Financing Provider’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Subject to Section 2.03(e), the Company shall use the proceeds of the Financings received by it hereunder to purchase the Portfolio Investments identified in the related Approval Request or to make advances to the obligor of Delayed Funding Term Loans in accordance with the underlying instruments relating thereto, provided that, if the proceeds of a Financing are deposited in the Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Financing remaining after such Purchase, then, subject to Section 3.01(a), the Collateral Agent shall apply such proceeds on such date as provided in Article IV. The proceeds of the Financings shall not be used for any other purpose.

(d) With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be (i) in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s), the Compliance Condition is satisfied, and (ii) if related to the Purchase of any Portfolio Investment, no later than ten (10) Agent Business Days after the date on which the Administrative Agent approved such Purchase in accordance herewith.

(e) If, on the last day of the Ramp-Up Period, the aggregate principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) is less than 80% of the aggregate Financing Commitments, then the Portfolio Manager (on behalf of the Company) shall be deemed to have requested a Financing on such date, and the Lenders shall make a corresponding Advance in accordance with Article III on such day (or, if such day is not a Business Day, the next succeeding Business Day), such that after the funding thereof, the aggregate principal amount of the outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments which have traded but not settled) is equal to 80% of the aggregate Financing Commitments. “Ramp-Up Period” means the period from and including the Effective Date to but excluding February 23, 2015. The proceeds of such Advance shall be deposited in the Collection Account and held as cash pending the acquisition of additional Portfolio Investments.

SECTION 2.04. Other Conditions to Financings. Notwithstanding anything to the contrary herein, the obligations of the Lenders to make Advances shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Sale Agreement and the Management Agreement (such documents, together with this Agreement, the “Loan Documents”) have been executed and are in full force and effect, and that the initial sales and contributions contemplated by the Sale Agreement shall have been consummated in accordance with the terms thereof.

(c) Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of Dechert LLP, counsel for the Company, covering such matters relating to the transactions contemplated hereby as the Administrative Agent shall reasonably request (including, without limitation, certain non-consolidation and bankruptcy matters) in writing.

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company and the Portfolio Manager as the Administrative Agent

may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the Portfolio Manager and any other legal matters relating to the Company, the Portfolio Manager, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date, including the fee payable pursuant to Section 4.03(f) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) Patriot Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and other applicable “know your customer” and anti-money laundering rules and regulations.

(g) Certain Acknowledgements. The Administrative Agent shall have received (i) executed acknowledgements, each in form and substance satisfactory to the Administrative Agent and its counsel, relating to certain UCC financing statements filed against the Seller and related matters, (ii) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized and (iii) such other searches that the Administrative Agent deems necessary or appropriate.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Collateral Agent for deposit to the Collection Account. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Advances.

(b) Interest on the Advances. All outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the LIBO Rate for each Calculation Period in effect plus the Applicable Margin for Advances set forth on the Transaction Schedule. Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Advances as provided in the preceding sentence. As used herein:

“Calculation Period” means the period from and including the date on which the first Advance is made hereunder to but excluding the one month anniversary thereof and each successive one month period during the term of this Agreement (or, in the case of the last Calculation Period, if the last Calculation Period does not end on a monthly anniversary of the date of the first Advance hereunder (each such date, a “Calculation Period Start Date”), the period from and including the preceding Calculation Period Start Date to but excluding the Maturity Date).

“LIBO Rate” means, for each Calculation Period relating to an Advance, the rate appearing on the Reuters Screen LIBOR 01 Page on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for U.S. dollar deposits with a maturity of one month. If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate at which U.S. dollar deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period. The LIBO Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator and the Portfolio Manager), and such determination shall be conclusive absent manifest error.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain accounts in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as mandated by law in clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the LIBO Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

If any Change in Law shall subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other recipient, the Company will pay to such Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

If any Lender (i) provides notice of unlawfulness or requests compensation under this clause (e) or (ii) defaults in its obligation to make Advances hereunder, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such assignment.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. General. The provisions of Section 3.01 and any other provisions relating to the types of Financings contemplated by each such section shall not be operative until and unless such types of Financing have been made available to the Company, as evidenced by the Transaction Schedule.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination, satisfaction or discharge of all obligations under any Loan Document.

As used herein:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.03(f) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Foreign Lender” means (a) if the Company is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Company is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“IRS” means the United States Internal Revenue Service.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning specified in clause (d) of Section 10.06.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

ARTICLE IV

COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment owned by it to remit all amounts that constitute Interest Proceeds to the Collection Account. To the extent Interest Proceeds are received by the Company other than by deposit into the Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments owned by it to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Collection Account all Interest Proceeds received by it immediately upon receipt thereof. As used herein, “Interest Proceeds” means all payments of interest received by the Company in respect of the Portfolio Investments and Eligible Investments (in each case other than accrued interest purchased by the Company using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments and all payments of fees and other similar amounts received by the Company or deposited into any of the Accounts (including commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account or any proceeds therefrom.

All Interest Proceeds shall be retained in the Collection Account and invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in dollar-denominated high-grade investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the next succeeding Calculation Period.

Interest Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company to be applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions and Permitted RIC Tax Distributions permitted by Article VI, in each case with prior notice to the Administrative Agent.

SECTION 4.02. Principal Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment owned by it to remit all amounts that constitute Principal Proceeds to the Collection Account. To the extent Principal Proceeds are received by the Company other than by deposit into the Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments owned by it to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Collection Account all Principal Proceeds received by it immediately upon receipt thereof. As used herein, “Principal Proceeds” means all amounts received by the Company with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Accounts (including cash contributed by the Company), in each case other than Interest Proceeds.

All Principal Proceeds shall be retained in the Collection Account and invested at the written direction of the Administrative Agent in overnight Eligible Investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company to be applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement, (iii) to make Permitted RIC Tax Distributions permitted by Article VI, in each case with prior notice to the Administrative Agent or (iv) to make advances to the obligor of Delayed Funding Term Loans in accordance with the underlying instruments relating thereto.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee.

(a) The unpaid principal amount of the Advances (together with accrued interest thereon) shall be paid to the Administrative Agent for the account of each Lender on the Maturity Date and any and all cash in the Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date (and any remaining cash shall be released to or at the direction of the Company).

(b) Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to the second sentence of Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the third Business Day after the last day of each Calculation Period.

(c) Subject to Section 4.03(d), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part on the last day of any Calculation Period (or on any Business Day in connection with a Market Value Cure), subject to the requirements of this Section 4.03(c).

The Company shall notify the Administrative Agent by electronic mail of any prepayment hereunder not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment (which shall be the last day of a Calculation Period, unless such prepayment is in connection with a Market Value Cure). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of outstanding Advances shall be in an amount not less than $2,000,000. Prepayments shall be accompanied by accrued and unpaid interest.

Prior to the first anniversary of the date hereof, the Company may not make a prepayment (other than in connection with a Market Value Cure) such that, after such prepayment, the aggregate principal amount of the outstanding Advances is less than 80% of the aggregate Financing Commitments.

If at any time after the first anniversary of the date hereof and during the Reinvestment Period the Company makes a prepayment (other than in connection with a Market Value Cure) such that, after such prepayment, the aggregate principal amount of the outstanding Advances is less than 80% of the aggregate Financing Commitments, then, simultaneously with such prepayment, the Financing Commitments shall be automatically reduced by a corresponding amount such that after such prepayment and reduction, the aggregate principal amount of the outstanding Advances is equal to 80% of the aggregate Financing Commitments (as so reduced).

(d) Each commitment reduction pursuant to Section 4.03(c) or Section 4.06 (other than in connection with a Market Value Cure) shall be accompanied by a premium equal to (i) if such commitment reduction is made after the first anniversary of the date hereof and on or prior to the second anniversary of the date hereof, 1.00% of the principal amount of such commitment reduction and (ii) if such commitment reduction is made after the second anniversary of the date hereof, zero. Notwithstanding anything in this Article IV, no premium shall be payable by the Company in the event that the Company terminates or reduces the Financing Commitments or prepays Advances outstanding hereunder, in each case as expressly permitted hereunder, (a) when the Administrative Agent has not approved 75% or more of Portfolio Investments with an initial Market Value of at least 80% of the par amount thereof submitted by the Company for approval prior to any date, such percentage to be calculated based on the ratio of (i) the number of Portfolio Investments reviewed and approved by the Administrative Agent to (ii) the number of Portfolio Investments that are presented for approval by the Company to the Administrative Agent in good faith; provided that the foregoing clause (a) shall not apply if less than ten (10) Portfolio Investments have been so presented for approval prior to the first anniversary of this Agreement, (b) if JPMorgan Chase Bank, National Association ceases to act as Administrative Agent hereunder, (c) if the Company elects to terminate or reduce the Financing Commitments as a result of a Lender’s default in its obligations hereunder or (d) the Advances are prepaid in connection with a Market Value Cure.

(e) The Company agrees to pay to the Administrative Agent, from and after the last day of the Ramp-Up Period, for the account of each Lender, a commitment fee which shall accrue at 0.50% on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the last day of the Ramp-Up Period to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date occurring after the last day of the Ramp-Up Period and on the earlier of (i) date on which the Financing Commitments terminate and (ii) the last day of the Reinvestment Period. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f) The Company agrees to pay the Administrative Agent, for the account of each Lender, an upfront fee on the date hereof in an aggregate amount equal to $1,050,000. Once paid, such fee or any part thereof shall not be refundable under any circumstances.

SECTION 4.04. Payments Generally. All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Financing Providers in respect of the Financings and the amounts payable to the Portfolio Manager. At least three Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 4.05. MV Cure Account Deposits. The Company shall cause all cash received by it in connection with a contribution of cash by the Seller in accordance with clause (i) of the definition of Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers). All amounts contributed to the

Company by the Seller in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim. Any amounts on deposit in the MV Cure Account shall be repaid to the Company upon the payment in full of the Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) and the termination of the Financing Commitments.

SECTION 4.06. Termination or Reduction of Commitments.

(a) From and after the first anniversary of the date hereof, the Company shall be entitled at its option and upon five (5) Business Days’ prior written notice to the Administrative Agent to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances.

(b) The Financing Commitments shall be automatically reduced on the date of any prepayment made in accordance with the definition of “Market Value Cure”, in each case in an amount equal to the amount of such prepayment.

(c) The Financing Commitments shall be reduced to the extent required by Section 4.03(c).

ARTICLE V

THE PORTFOLIO MANAGER

SECTION 5.01. [reserved].

SECTION 5.02. Portfolio Manager Representations as to Eligibility Criteria; Etc. The Portfolio Manager agrees, in accordance with the Management Agreement, that when carrying out duties on behalf of the Company that it shall not knowingly or intentionally cause the Company to fail to comply with the covenants and restrictions imposed on the Company herein. The Portfolio Manager represents to the other parties hereto that (a) as of the Trade Date and Settlement Date or Substitution Date, as applicable, for each Portfolio Investment, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations (as defined on Schedule 4) shall be satisfied, or if not satisfied immediately prior to such Purchase or Substitution, maintained or improved, after the consummation of the related Purchase or Substitution (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Approval Request is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Portfolio Manager.

SECTION 5.03. Exculpation. In performing any duty on behalf of the Company hereunder, the Portfolio Manager shall be entitled to all of the protections and immunities set forth in the Management Agreement. None of the Portfolio Manager, its Affiliates and their respective partners, members, managers, stockholders, directors, officers, employees and agents (each a “Portfolio Manager Party”) will be liable to the Company, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Financing Providers or any other Person for any all expenses, losses, damages, liabilities, demands, charges or claims of any kind or nature whatsoever (including reasonable attorneys’ fees and accountants’ fees and costs and expenses relating to investigating or defending any demands, charges and claims) (“Losses”) incurred, or for any decrease in the value of the Collateral as a result of, the actions taken or recommended, or for any omissions

(including, with respect to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Administrative Agent or any Financing Provider, any failure to timely grant any consent requested by the Portfolio Manager) by, the Portfolio Manager, its Affiliates or their respective partners, members, managers, stockholders, directors, officers, employees or agents under or in connection with this Agreement or the terms of the Loan Agreement applicable to it, except that the Portfolio Manager shall be so liable as and to the extent such Losses arise out of or in connection with (i) acts or omissions of the Portfolio Manager constituting bad faith, willful misconduct, gross negligence or fraud by the Portfolio Manager in the performance of, or reckless disregard by the Portfolio Manager with respect to, the obligations of the Portfolio Manager hereunder and under the terms of the Loan Agreement applicable to the Portfolio Manager (a “Portfolio Manager Breach”) or (ii) any breach of the representations and warranties set forth in the Management Agreement.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. Each of the Company and, only with respect to clauses (a) through (f), (l), (m) and (p) below, the Portfolio Manager, represent to the other parties hereto solely with respect to itself that:

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is a party and to consummate the transactions herein and therein contemplated;

(b) the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated by the Loan Documents have been duly authorized by it and this Agreement and each such other Loan Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally and general principles of equity regardless of whether applied in proceedings in equity or at law);

(c) the execution, delivery and performance of this Agreement and each other Loan Document and the consummation of such transactions do not and will not conflict with the provisions of its governing instruments and, except where such violation would not reasonably be expected to have a Material Adverse Effect, will not violate any provisions of applicable law or regulation or any applicable order of any court or regulatory body and will not result in the breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d) [reserved];

(e) the Portfolio Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended, or is not required to be so registered;

(f) it has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document and each such consent and authorization is in full force and effect except where such failure would not reasonably be expected to have a Material Adverse Effect;

(g) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(h) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(i) except with respect to the Secured Obligations, it has no outstanding Indebtedness;

(j) (x) it does not have underlying assets which constitute “plan assets” within the Plan Asset Rules; and (y) neither it nor any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to or have any liability with respect to any Plan;

(k) as of the date of this Agreement it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(l) it is not subject to any Adverse Proceeding;

(m) it is not in default under any other contract to which it is a party, except where such default would not reasonably be expected to have a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company or the Portfolio Manager, taken as a whole, (b) the ability of the Company or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents, (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents or (d) the value of the Collateral (a “Material Adverse Effect”);

(n) (i) it is in compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and with the USA PATRIOT Act and all other laws and regulations relating to money laundering and terrorist activities and (ii) except where such non-compliance would not reasonably be expected to have a Material Adverse Effect, it is in compliance with all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties;

(o) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition by the Company) and (ii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(p) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it, without inquiry, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (y) no report, financial statement, certificate or other information (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished in writing by or on behalf of it or any of its Affiliates to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement and the negotiation of this Agreement or delivered hereunder or any other Loan Document (in each case as updated, modified or supplemented by other information so furnished) contains (or, to the extent any such information was furnished to the Company by a third party, to the Company’s knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(q) [reserved];

(r) it has good and marketable title to all Portfolio Investments and other Collateral free of any liens (other than liens in favor of the Secured Parties pursuant to the Loan Documents and inchoate liens arising by operation of law);

(s) the Company has filed all material tax returns required by law to have been filed by it in the required legal timeframe (if any); all such tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all material taxes and governmental charges owing or required to be withheld by it (if any), except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books;

(t) the Company is (i) a limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes and (ii) wholly owned by an entity that qualifies as a RIC;

(u) [reserved]; and

(v) prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations and activities incidental thereto.

As used herein:

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company) at law or in equity, or before or by any governmental authority, domestic or foreign, whether pending, active or, to the Company’s knowledge, threatened against or affecting the Company or its property which would reasonably be expected to result in a Material Adverse Effect.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services;

(v) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for an obligation of another through any contractual obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.

“Solvent” means, with respect to any entity, that as of the date of determination, (a) the sum of such entity’s debts (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Notwithstanding the foregoing, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Company in the ordinary course of business and consistent with the terms hereof and that is not, under GAAP, consolidated on the financial statements of the Company.

SECTION 6.02. Covenants of the Company. The Company:

(a) shall not engage in any business or activity other than the ownership of the Collateral, the transactions expressly contemplated hereby and such other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith;

(b) shall not incur any Indebtedness or grant any liens on any of its property, in each case except to the extent expressly permitted hereby:

(c) shall not guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the obligations of any other Person;

(d) shall not control the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment; provided that such action shall not contravene the terms and conditions of this Agreement);

(e) shall correct any known misunderstandings regarding its separate identity;

(f) shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any other Person (except as may be required for U.S. federal income tax purposes and except that for accounting purposes, it may be consolidated with other Persons (including the Seller) as permitted by GAAP);

(g) [reserved];

(h) shall not amend any of its constituent documents in any manner that would reasonably be expected to adversely affect the Lenders without the prior written consent of the Administrative Agent and the Required Financing Providers;

(i) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers who may refuse to direct the Administrative Agent to consent in their sole and absolute discretion), enter into any hedge agreement;

(j) shall not maintain any of its primary books or records with respect to the Collateral at any office other than at the address referred to on the Transaction Schedule (or at the office of the

Collateral Agent) or maintain its chief executive office or its place of business at any place other than at such address, in each case without providing at least fifteen (15) days advance written notice to the Administrative Agent;

(k) shall not change its name, or name under which it does business, from the name shown on the signature pages hereto;

(l) shall not fail at all times to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name;

(m) shall not fail to maintain adequate capital for normal operations reasonably foreseeable for a business of its size and character;

(n) shall at all times comply with the requirements of its constituent documents and observe all limited liability company formalities under applicable law;

(o) shall not fail to allocate shared expenses fairly and reasonably;

(p) shall have at least one independent manager or director at all times;

(q) shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent that the failure to keep such franchises, licenses and permits in existence would not reasonably be expected to result in a Material Adverse Effect;

(r) shall comply with all applicable requirements of law (whether statutory, regulatory or otherwise), the noncompliance with which could reasonably be expected to have, individually or collectively, a Material Adverse Effect;

(s) shall not merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, or change its legal structure, without the prior written consent of the Administrative Agent;

(t) except for Investments permitted by Section 6.02(bb), shall not have any Subsidiaries without the prior written consent of the Administrative Agent;

(u) shall not fail to remain Solvent;

(v) shall ensure that (i) its affairs are conducted so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules, and (ii) neither it nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or have any liability with respect to any Plan;

(w) shall take all actions necessary or advisable to maintain good and marketable title to the Portfolio Investments and the other Collateral in all material respects;

(x) shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller (beginning with the year ended December 31, 2014), consolidated audited financial statements of the Seller, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; and (ii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Financing Providers may reasonably request;

(y) the Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(z) shall maintain proper books of record and account, distinct and separate from those of any other person (except with respect to consolidation for tax and consolidated accounting purposes), in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and shall permit the Administrative Agent to inspect its books and records during normal business hours with at least one (1) Business Days’ prior written notice;

(aa) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that (A) the Company may make Permitted Distributions (other than Permitted RIC Tax Distributions) so long as (i) no Default or Event of Default has occurred and is continuing and no Market Value Event has occurred (in each case, or would occur after giving effect to such Permitted Distribution), (ii) the Company gives at least three (3) Business Days prior notice thereof to the Administrative Agent and (iii) after giving effect to such Permitted Distribution, the Compliance Condition is satisfied and (B) the Company may make Permitted RIC Tax Distributions so long as (i) after giving effect to such Permitted RIC Tax Distribution, the Compliance Condition is satisfied, (ii) the Company gives at least three (3) Business Days prior notice thereof to the Administrative Agent and (iii) after the occurrence and during the continuance of an Event of Default, the aggregate amount of all Permitted RIC Tax Distributions made in any calendar quarter (after giving effect to such Permitted RIC Tax Distribution) is not greater than $1,500,000;

(bb) shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments, (B) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof, and (C) received in connection with making an Eligible Investment;

(cc) shall not enter into any agreement which prohibits the creation or assumption of any lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than the Loan Documents;

(dd) [reserved];

(ee) shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property or any equivalent interest in real property under any applicable law, except for such commodities or fee interest in real property as the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof; provided that the Company shall disclose such acquisition or receipt of any such commodities or fee interest in real property to the Administrative Agent promptly following the acquisition or receipt thereof;

(ff) shall not cancel, terminate or consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of the Management Agreement in any manner that materially and adversely affects the Lenders;

(gg) [reserved];

(hh) shall not, directly or indirectly, (i) sell, lease or otherwise transfer any assets to any of its Affiliates or the Portfolio Manager or any account managed by the Portfolio Manager; or (ii) other than pursuant to the Sale Agreement and Management Agreement, enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates or the Portfolio Manager or any account managed by the Portfolio Manager, in each case unless such sale, lease, transfer or transaction is on an arm’s length basis and, if applicable, for fair market value; provided that nothing in this clause (hh) shall prohibit a Permitted Distribution or Permitted RIC Tax Distribution; provided further that the aggregate outstanding balance of Portfolio Investments sold to the Seller by the Borrower, together with the aggregate outstanding balance of Portfolio Investments subject to a Substitution (in each case other than in connection with the sale or substitution of a Warranty Portfolio Investment), shall not exceed 20% of the aggregate Financing Commitments in effect during the Reinvestment Period;

(ii) shall post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, the complete financial reporting package with respect to the related obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such obligor), in each case to the extent received by the Company, which delivery or posting shall be made, if received by the 15th day of any month, by the 30th day of such month, and if received after the 15th day but prior to the 30th day of any month, by the 15th day of the succeeding month;

(jj) shall not elect to be classified as other than a limited liability company that is disregarded for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder); and

(kk) the Company shall only have equity owners that are U.S. Persons.

As used herein:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person (whether by virtue of ownership, contractual rights or otherwise) but, which shall not, with respect to the Company include the obligors under any Portfolio Investment.

“GAAP” means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

“Management Agreement” means the Portfolio Management Agreement dated on the date hereof, between the Company and the Portfolio Manager relating to the management of the Portfolio Investments, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Distribution” means, from and after the commencement of the Reinvestment Period, (i) distributions of Interest Proceeds to the Seller (or other permitted equity holders of the Company) on account of the equity interests owned by such Person, (ii) distributions of Interest Proceeds in respect of premiums relating to any insurance obtained by the Company that is expressly permitted by the organizational documents of the Company or (iii) distributions of Interest Proceeds to the Portfolio Manager in respect of expenses and indemnities payable in accordance with the Management Agreement. Permitted Distributions shall not include Permitted RIC Tax Distributions.

“Permitted RIC Tax Distribution” means distributions to the Seller (from the Accounts or otherwise) to the extent required to allow the Seller to make sufficient distributions to qualify as a RIC and to otherwise eliminate federal or state income or excise taxes payable by the Seller in or with respect to any taxable year of the Seller (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Seller shall not exceed 115% of the amounts that the Company would have been required to distribute to the Seller to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (z) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Company had qualified to be taxed as a RIC under the Code and (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Tax Distributions made in any calendar quarter shall not exceed U.S.$1,500,000.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company or the Portfolio Manager receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related underlying instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than five (5) Business Days’) notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate under the circumstances. If an Event of Default has occurred and is continuing or a Market Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Financing Providers) shall instruct (it being understood that if the terms of the related underlying instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, in the case of amounts other than principal and interest, such failure continues for a period of five (5) calendar days following the earlier of (x) the Company becoming aware of such failure or (y) receipt of written notice by the Company of such failure.

(b) any representation or warranty made or deemed made by or on behalf of the Company or the Portfolio Manager (collectively, the “Credit Risk Parties”) herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) and such failure shall continue for a period of ten (10) days following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;

(c)(A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(b), (c), (h), (k), (p), (s), (t), (aa), (cc) or (hh) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of ten (10) days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure (or, if such failure could not reasonably be expected to be cured within ten (10) days, such Credit Risk Party commences and diligently pursues such cure and such failure is cured within thirty (30) days);

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(f) any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) any representation or warranty made or deemed made by the Seller in connection with the Sale Agreement or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document furnished pursuant thereto or in connection therewith (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and (other than with respect to any representation or warranty made by the Seller pursuant to Section 4.1 (e), (h), (i) or (p) of the Sale Agreement) such inaccuracy shall continue for a period of ten (10) days following the earlier of (i) receipt by the Company of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of the Company becoming aware of such inaccuracy;

(h) the Seller shall fail to observe or perform any covenant, condition or agreement contained in the Sale Agreement in any material respect and (other than with respect to any covenant, condition or agreement of the Seller pursuant to Section 5.1 (f) or (h) or Section 6.1 of the Sale Agreement), if such failure is capable of being remedied, such failure shall continue for a period of ten (10) days following the earlier of (i) receipt by the Seller of written notice of such failure from the Administrative Agent and (ii) an officer of the Seller becoming aware of such failure (or, if remediable and such failure could not reasonably be expected to be cured within ten (10) days, the Seller commences and diligently pursues such cure and such failure is cured within thirty (30) days),

(i) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company;

(j) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of $1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired;

(k) an ERISA Event occurs;

(l) a Change of Control occurs; or

(m) the Portfolio Manager resigns in accordance with the Portfolio Management Agreement and an Affiliate of the Portfolio Manager is not appointed (and has accepted such appointment) in accordance with the Portfolio Management Agreement.

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Financing Providers shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

As used herein:

“ERISA Event,” means that (1) the Company has underlying assets which constitute “plan assets” within the Plan Asset Rules or (2) the Company or any ERISA Affiliate sponsors, maintains, contributes to, be required to contribute to or has any liability with respect to any Plan.

“Change of Control” means an event or series of events by which the Seller or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company.

ARTICLE VIII

ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Accounts. The Securities Intermediary hereby acknowledges that it has established (1) an account designated as the “Custodial Account”; (2) an account designated as the “MV Cure Account” and (3) an account designated as the “Collection Account” (each, an “Account” and, collectively, the “Accounts”), and the account numbers for the Accounts are set forth on the Transaction Schedule. The Securities Intermediary agrees to maintain each of the Accounts as a securities intermediary in the name of the Company subject to the lien of the Collateral Agent under this Agreement, and agrees not to change the name or account number of any Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Accounts in the name of the Company.

(b) Collateral Agent in Control of Securities Accounts. Each of the parties hereto hereby agrees that (1) each Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York (the “UCC”)), (2) all property credited to any Account shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Account. The parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the Accounts originated by the Collateral Agent and no other person (and without further consent by any other person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Account. The only permitted withdrawals from the Accounts shall be in accordance with the provisions of this Agreement.

(c) Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Accounts, and (2) the face amount of any checks which have been credited to any Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d) Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property represented by a promissory note or an instrument underlying any financial assets credited to any Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e) Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f) No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents and the Lenders (collectively, the “Secured Parties”)

under this Agreement (collectively, the “Secured Obligations”), the Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including: (1) each Portfolio Investment, (2) the Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Management Agreement and all rights relating thereto, (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the Administrative Agent, deliver to the Collateral Agent and the Financing Providers, at the expense of the Company, legal opinions from Dechert LLP or other counsel, reasonably acceptable to the Administrative Agent and the Financing Providers, as to the perfection and priority of the Collateral Agent’s security interest in any of the Collateral.

“Deliver” (and its correlative forms) means the taking of the following steps:

(1) in the case of Portfolio Investments, Eligible Investments and amounts deposited into the MV Cure Account, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the Custodial Account and (y) causing the Securities Intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent;

(3) in the case of Portfolio Investments consisting of money or instruments (the “New York Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such New York Collateral in the State of New York, or (y) a person other than the Company and a securities intermediary (A)(I) to obtain possession of such New York Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such New York Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such New York Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such New York Collateral in the State of New York;

(4) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Financing Providers, with (to the extent permitted by applicable law) a copy to the Company) do any of the following:

(1) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent (acting at the direction of the Required Financing Providers) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(2) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.

(3) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.

(4) Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral.

(5) Take control of any proceeds of the Collateral.

(6) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(7) Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(d) Compliance with Restrictions. The Company and the Portfolio Manager agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Portfolio Manager hereby waive any claims against each Agent and Financing Provider arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Financing Providers, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Portfolio Manager herein.

(h) Termination. Upon the payment in full of all Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

ARTICLE IX

THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Financing Providers hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Financing Provider hereby agree that no Financing Provider shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Financing Provider (if applicable) as any other Financing Provider and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Financing Providers, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Financing Providers (or such other number or percentage of the Financing Providers as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Company or a Financing Provider, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Financing Providers, the instruction of the Required Financing Providers shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 3) or the Concentration Limitations (Schedule 4) in any instance, or otherwise to monitor or determine compliance by any other person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such person and its Affiliates (the “Related Parties”) for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Financing Providers, the Portfolio Manager and the Company. Upon any such resignation, the Required Financing Providers shall have the right (with, so long as no Event of Default has occurred and is continuing or Market Value Event has occurred, the consent of the Company and the Portfolio Manager) to appoint a successor. If no successor shall have been so appointed by the Required Financing Providers and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Financing Providers, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation, such Agent may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent’s resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.

Each Financing Provider acknowledges that it has, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Financing Provider also acknowledges that it will, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

The protections set forth in this Section 9.01 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Financing Providers) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to applicable law or (2) might subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction makes provision satisfactory to the Collateral Agent for payment of same.

(b) Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession, provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Financing Providers, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Financing Providers have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Financing Provider may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Financing Providers (but not any Financing Provider in its individual capacity unless the Required Financing Providers shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.

(e) Collateral Agent and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Portfolio Manager, may agree in writing. The Company further agrees to pay to the Collateral Agent and the Collateral Administrator, or reimburse the Collateral Agent and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby.

(f) Execution by the Collateral Agent and the Collateral Administrator. The Collateral Agent and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent and Collateral Administrator hereunder and in no event shall have any obligation to make any Advance, provide any Financing or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. The Collateral Administrator shall prepare such reports as may be mutually agreed to by the Administrative Agent, the Portfolio Manager and the Collateral Administrator.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Portfolio Manager hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement, no recourse under any obligation, covenant or agreement of the Company or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Portfolio Manager hereunder) the Portfolio Manager and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Portfolio Manager contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver.

(a) The Company shall pay (1) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Related Parties, including the fees, charges and disbursements of one outside counsel for each Agent and such other local counsel as required for the Agents, collectively (subject, in the case of the Collateral Agent, to the limitations set forth in the fee schedule dated June 17, 2014 in connection with the transactions contemplated hereby), in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents and the Lenders, including the fees, charges and disbursements of one outside counsel for each Agent and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Financings provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Financings.

(b) The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of one outside counsel for each Agent and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) any Financing or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) with respect to the Lenders, relate to the performance of the Portfolio Investments. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, and no Indemnitee (other than the Collateral Agent, the Collateral Administrator, the Securities Intermediary and each Related Party thereof) shall assert, and each Indemnitee (other than the Collateral Agent, the Collateral Administrator, the Securities Intermediary and each Related Party thereof) hereby waives, any claim against the Company, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Financing or the use of the proceeds thereof.

SECTION 10.05. Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents, the Required Financing Providers and the Portfolio Manager; provided, however, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Portfolio Manager shall not be required to be executed by the Portfolio Manager; provided, further, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Financing Provider (and any attempted assignment or transfer by the Company without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to one or more banks or other financial institutions (or Affiliates thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Financing Commitment to an assignee that is a Lender (or any Affiliate thereof) with a Financing Commitment immediately prior to giving effect to such assignment.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent; and (C) no Lender may assign this Agreement or any of its rights and obligations under this Agreement to a Person identified on Schedule 5 (an “Ineligible Person”) without the prior written consent of the Company.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Financing Commitment of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the parties hereto may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Financing Providers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant. As used herein, “Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, or (v) changes any of the provisions of this Section or the definition of “Required Financing Providers” or any other provision hereof specifying the number or percentage of Financing Providers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder. No Lender Participant shall be an Ineligible Person without the prior written consent of the Company.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.01(e) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06; and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(e) with respect to any Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 10.09. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALPINE FUNDING LLC, as Company

By:	SIC Advisors LLC, its Designated Manager

By
Name:
Title:

SIC ADVISORS LLC, as Portfolio Manager

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By
Name:
Title:

CITIBANK, N.A., as Securities Intermediary

By
Name:
Title:

VIRTUS GROUP LP, as Collateral Administrator

By
Name:
Title:

The Financing Providers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit

	Advances	yes	U.S.$150,000,000

2.	Financing Providers		Financing Commitment

	Lender:	JPMorgan Chase Bank, National Association	U.S.$150,000,000, as reduced from time to time pursuant to Section 1.04, Section 4.03(c) or Section 4.06

3.	Scheduled Termination Date:	January 23, 2019

4.	Interest Rates

	Applicable Margin for Advances:	With respect to interest based on the LIBO Rate, 3.25% per annum. With respect to interest based on the Base Rate, 3.25% per annum.

5.	Account Numbers

	Custodial Account:	11262500
	MV Cure Account:	11262600
	Collection Account:	11262700

6.	Market Value Trigger:	160%

7.	Purchases of Restricted Securities

	Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Financing Provider that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Financing Provider.

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Addresses for Notices

The Company:	Alpine Funding LLC 375 Park Avenue, 33rd Floor New York, New York 10152	Attn: Richard T. Allorto, Jr. Fax: 212-759-0098 Email: Rick.allorto@medleycapital.com

The Portfolio Manager:	SIC Advisors LLC 375 Park Avenue, 33rd Floor New York, New York 10152	Attn: Richard T. Allorto, Jr. Fax: 212-759-0098 Email: Rick.allorto@medleycapital.com

The Administrative Agent:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Ryan Hanks Telephone: (302) 634-2030

with a copy to

JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179

Attention: Louis Cerrotta

Telephone: 212-622-7092

Email:

louis.cerrotta@jpmorgan.com

doreen.l.markowitz@jpmorgan.com

larry.w.wise@jpmorgan.com

vincenzo.f.buffolino@jpmorgan.com

ruchira.patel@jpmorgan.com

Keith.Harden@jpmchase.com

Allison.Shapiro@jpmorgan.com

The Collateral Agent:	Citibank, N.A. 480 Washington Blvd., 30th Floor Jersey City, NJ 07310	Attention: Agency & Trust – Alpine Funding

The Securities Intermediary:	Citibank, N.A. 388 Greenwich Street, 14th Floor New York, NY 10013	Attention: Agency & Trust – Alpine Funding

The Collateral Administrator:	Virtus Group LP 5400 Westheimer Court, Suite 760 Houston, TX 77056	Attention: Alpine Funding

JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Robert Nichols Facsimile: (302) 634-1092

	with a copy to: JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017	Attention: Eugene O’Neill Telephone: 212-834-9295

Each other Financing Provider:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 2

Contents of Approval Requests

Each Approval Request shall include the following information for the related Portfolio Investment(s):

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Ryan Hanks

Email: ryan.j.hanks@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email:	louis.cerrotta@jpmorgan.com
doreen.l.markowitz@jpmorgan.com
larry.w.wise@jpmorgan.com
vincenzo.f.buffolino@jpmorgan.com
ruchira.patel@jpmorgan.com
Keith.Harden@jpmchase.com
Allison.Shapiro@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Ryan Hanks

cc:

[    ]

Citibank, N.A., as Collateral Agent

Virtus Group LP, as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of July 23, 2014 (the “Agreement”), among ALPINE FUNDING LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), SIC ADVISORS LLC, as portfolio manager (the “Portfolio Manager”), the financing providers party thereto, and the collateral agent and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Portfolio Manager hereby requests approval for the Company to acquire the following Portfolio Investment(s) via [a Purchase][a Substitution]:

Obligor	Identifier (LoanX)	Tranche	Type (1st lien, 2nd lien)	Notional	Maturity Date	Fixed	Spread	LIBOR Floor	Price	NAICS Industry Code (four digit)	Proposed Settlement Date

To the extent available, we have included herewith (1) the material underlying instruments (including the collateral and security documents) relating to each such Portfolio Investment, (2) audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements for the previous most recently ended eight fiscal quarters of the obligor of each such Portfolio Investment, (4) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company, (5) applicable “proof of existence” details (if requested by the Administrative Agent) and (6) the ratio of indebtedness to EBITDA as calculated by the Portfolio Manager. The Portfolio Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

Very truly yours,

SIC ADVISORS LLC, as Portfolio Manager

By
Name:
Title:

SCHEDULE 3

Eligibility Criteria

1.	Each Portfolio Investment is a Loan or a debt security and is not a Revolving Credit Facility, Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation or a Letter of Credit.

2.	Other than Collateralized Delayed Funding Commitments and Delayed Funding Term Loans, such Portfolio Investment does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty.

3.	Such Portfolio Investment is pledgeable to the Collateral Agent.

4.	Such Portfolio Investment is denominated and payable in U.S. dollars.

5.	Such Portfolio Investment is not subject to an event of default (as defined in the underlying instruments for such Portfolio Investment) in accordance with its terms (including the terms of its underlying instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) and no Indebtedness of the obligor thereon ranking pari passu with such Portfolio Investment is in default with respect to the payment of principal or interest for which the lenders for such pari passu Indebtedness have elected to accelerate such Indebtedness, which such default would trigger a default under the related loan agreement (after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) (a “Defaulted Obligation”).

6.	On the Settlement Date, the timely repayment of such Portfolio Investment is not subject to non-credit-related risk as determined by the Portfolio Manager in its good faith and reasonable judgment.

7.	The Company is entitled to receive payments due under the terms of such Portfolio Investment and proceeds from disposing of such Portfolio Investment free and clear of withholding tax, other than (A) with respect to FATCA or withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Company after satisfaction of such tax is the amount due to the Company before the imposition of any withholding tax and (B) withholding tax on amendment, waiver, consent and extension fees.

8.	Such Portfolio Investment is not an equity security and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security.

9.	Such Portfolio Investment is not a Participation Interest in a Loan.

The following capitalized terms used in this Schedule 3 shall have the meanings set forth below:

“Collateralized Delayed Funding Commitments” means the undrawn commitments with respect to all Delayed Funding Term Loans to the extent such undrawn commitments are cash collateralized in favor of the Secured Parties pursuant to an arrangement reasonably acceptable to the Administrative Agent.

“Delayed Funding Term Loan” means any Portfolio Investment that (a) requires the holder thereof to make one or more future advances to the obligor under the underlying instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but any such loan will be a Delayed Funding Term Loan only to the extent of undrawn commitments and only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or reduced to zero. The term “Delayed Funding Term Loan” shall exclude all Collateralized Delayed Funding Commitments with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an underlying instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Participation Interest” means a participation interest in a Loan or a debt security.

“Revolving Credit Facility” means any Portfolio Investment (other than a Delayed Funding Term Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the obligor by the Company, provided that any such loan will be a Revolving Credit Facility only until all commitments to make advances to the Company expire or are terminated or irrevocably reduced to zero.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Zero-Coupon Security” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.	Portfolio Investments issued by a single obligor and its Affiliates may not exceed an aggregate principal balance equal to $15,000,000; provided that Portfolio Investments issued by two obligors and their respective Affiliates may each constitute up to an aggregate principal balance equal to $20,000,000. Notwithstanding the foregoing, no obligor shall deemed an Affiliate of any person solely because they are under the control of the same private equity sponsor or similar sponsor.

2.	From and after the end of the Ramp-Up Period, not less than 50% of (A) the Net Asset Value plus (B) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds may consist of First Lien Loans and cash and Eligible Investments on deposit in the Accounts representing Principal Proceeds.

3.	From and after the end of the Ramp-Up Period, not more than 15% of (A) the Net Asset Value plus (B) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds may consist of Mezzanine Loans.

4.	From and after the end of the Ramp-Up Period, not more than 20% of (A) the Net Asset Value plus (B) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds may consist of Portfolio Investments that are issued by obligors that belong to the same industry classified by a given NAICS code (four digit); provided that Portfolio Investments that are issued by obligors that belong to any one industry classified by a given NAICS code may constitute up to 25% of (A) the Net Asset Value plus (B) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds.

5.	Not more than $30,000,000 of the Net Asset Value may consist of Collateralized Delayed Funding Commitments.

6.	The aggregate amount of undrawn commitments in respect of Delayed Funding Term Loans shall not exceed the lesser of (i) $12,500,000 and (ii) an amount equal to (x) $30,000,000 minus (y) the then-current amount of Collateralized Delayed Funding Commitments.

SCHEDULE 5

List of Ineligible Persons

Any entity listed below or any Affiliate thereof:

•	Fifth Street Finance Corporation

•	MCG Capital Corporation

•	THL Credit, Incorporated

•	PennantPark Investment Corporation

•	Business Development Corporation of America (BDCA)

•	Golub Capital, Incorporated

•	KCAP Financial, Incorporated

•	Solar Capital, Ltd.

•	MVC Capital, Incorporated

•	Prospect Capital Corporation

•	Gladstone Capital Corporation

•	Triangle Capital Corporation

•	Ares Capital Corporation

•	American Capital, Ltd.

•	Main St Capital Corporation

•	Monroe Capital Corporation

And, any entity listed below:

•	FS Investment Corporation

•	FS Investment Corporation II

•	FS Global Credit Opportunities Fund

•	Apollo Investment Corporation

•	Cion Investment Corporation

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Ryan Hanks

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email:	louis.cerrotta@jpmorgan.com
doreen.l.markowitz@jpmorgan.com
larry.w.wise@jpmorgan.com
vincenzo.f.buffolino@jpmorgan.com
ruchira.patel@jpmorgan.com
Keith.Harden@jpmchase.com
Allison.Shapiro@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Robert Nichols

cc:	[Collateral Agent]

[Collateral Administrator]

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of July 23, 2014 (the “Agreement”), among Alpine Funding LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), SIC Advisors LLC, as portfolio manager (the “Portfolio Manager”), the financing providers party thereto, and the collateral agent and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1) The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [            ].

(2) The aggregate amount of the Advance requested hereby is $[            ].1

(3) The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement have been satisfied or waived as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date).

Very truly yours,

Alpine Funding LLC

By: SIC Advisors LLC, its Designated Manager

By
Name:
Title:

[1]	Note: The requested Financing shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) and/or Permitted Distribution (if any), the Compliance Condition is satisfied.